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                                                                      Exhibit 21

                            SCHEDULE OF SUBSIDIARIES

                           HASKEL INTERNATIONAL, INC.



Direct and indirect subsidiaries:

                                        State or Country
Name                                    of Organization    Parent
----                                    ---------------    ------

Haskel International, Inc.              California         N/A

M.G. Electronics, Inc.                  California         Haskel International, Inc.

Haskel-Hogan Systems and Service        Texas              Haskel International, Inc.

Haskel Energy System Ltd.               England            Haskel International, Inc.

S.A.T. Air Limited                      England            Haskel Energy Systems, Ltd.

Environclean Systems Ltd.               England            Haskel Energy Systems, Ltd.

Hydraulic Mobile Equipment Ltd.         England            Haskel Energy Systems, Ltd.

General Pneumatic S.A.                  France             Haskel Energy Systems, Ltd.

Haskel HochdruckSysteme GmbH            Germany            Haskel Energy Systems, Ltd.

Haskel Sistemas de Fludos Espana SRL    Spain              Haskel Energy Systems, Ltd.
